IBT Bancorp, Inc.
        Announces Operating Results for the Quarter Ended March 31, 2006

Irwin, Pennsylvania, May 2, 2006; IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank and Trust Company, today announced earnings of $2,310,000 or $.78 per diluted share for the quarter ended March 31, 2006 compared to $2,324,000 or $.78 per diluted share for the comparable 2005 quarter.

For the three months ended March 31, 2006 net interest income before the provision for loan losses decreased to $5,407,000 from $5,611,000 during the comparable 2005 period. While interest income increased 8% over the comparable 2005 quarter, interest expense increased 28%. This is due to rates paid for deposits increasing at a rate faster than rates charged for loans. Total non-interest income increased to $1,845,000 for the quarter ended March 31, 2006 compared to $1,625,000 for the comparable quarter in 2005 primarily as a result of increases in gains on securities sales. Total non-interest expense for the quarter ended March 31, 2006 was $4,038,000 compared to $3,710,000 for the comparable quarter in 2005. The increase is due primarily to increases in salaries and benefits due to expanded staff and normal salary increases. Income taxes decreased to $604,000 for the quarter ended March 31, 2006 from $902,000 for the comparable quarter in 2005 as a result of an increase in non-taxable security gains on the sale of preferred stocks written down in December 2004.

President and CEO Charles G. Urtin stated, "Increases in short-term interest rates by the Federal Reserve have caused increased upward pressure on the rates we pay for deposits. These rates are increasing faster than the rates we charge for loans. As loan rates on new and adjustable loans increase to new levels, we expect less narrowing of the net interest margin."

Total assets of the Company were $706,357,000 at March 31, 2006 as compared to $685,151,000 at December 31, 2005. Net loans increased to $450,966,000 at March 31, 2006 from $442,225,000 at December 31, 2005. Investments increased to $200,232,000 at March 31, 2006 as compared to $195,993,000 at December 31, 2005.
Total deposits were $526,704,000 at March 31, 2006 as compared to $520,486,000 at December 31, 2005. Advances from the Federal Home Loan Bank of Pittsburgh increased to $78,990,000 at March 31, 2006 as compared to $68,651,000 at December 31, 2005. The Company takes advantage of favorable interest rates offered by the Federal Home Loan Bank of Pittsburgh and uses the proceeds to make investments and loans at rates higher than those charged for the borrowings.

During the quarter the Company repurchased 1,375 shares on the open market at a weighted average cost of $38.08 per share.


Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, a trust division and three supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit at www.myirwinbank.com.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any such forward-looking statements.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)
                                                                        March 31,        December 31,
                                                                      ------------       ------------
                                                                         2006                2005
                                                                      -----------       ------------
Total Assets                                                           $  706,357         $  685,151
Securities available for sale                                          $  200,232         $  195,993
Federal Home Loan Bank stock, at cost                                  $    5,482         $    5,470
Total loans, net                                                       $  450,966         $  442,225
Total liabilities                                                      $  644,847         $  624,070
Interest bearing deposits                                              $  444,120         $  436,639
Non-interest bearing deposits                                          $   82,584         $   83,847
FHLB advances                                                          $   78,990         $   68,651
Stockholders' equity                                                   $   61,509         $   61,081

                                                           Three Months Ended
                                                                March 31,
                                                         -----------------------
                                                          2006            2005
                                                         ------          ------
Interest Income                                          $9,418          $8,738
Interest Expense                                          4,011           3,127
                                                         ------          ------
     Net interest income                                  5,407           5,611
Provision for loan losses                                   300             300
                                                         ------          ------
Net interest income after
     provision for loan losses                            5,107           5,311
Non-interest income                                       1,845           1,625
Non-interest expense                                      4,038           3,710
                                                         ------          ------
Income before income taxes                                2,914           3,226
Income tax expense                                          604             902
                                                         ------          ------
Net income                                               $2,310          $2,324
                                                         ======          ======

Per Share Data:
Basic earnings per share                                 $ 0.78          $ 0.79
Diluted earnings per share                               $ 0.78          $ 0.78
Dividends per share                                      $ 0.50          $ 0.46

Selected Ratios (annualized):
Return on Average Assets                                   1.34%           1.38%
Return on Average Equity                                  15.27%          15.41%
Net Interest Spread                                        2.82%           3.13%
Net Interest Margin                                        3.31%           3.54%

                                                       March 31,     December 31,
                                                      ----------    -------------
Additional Per Share Data:                              2006             2005
                                                      ----------    ------------
Shares Outstanding                                     2,954,080      2,955,455
Book Value per Share                                  $    20.82     $    20.67
